Exhibit 99.1

Constellation Pharmaceuticals Presents Results from Phase 1b Portion of ProSTAR Clinical Trial of CPI-1205 at AACR Meeting

•	Clinical activity of CPI-1205 was seen in subsets of advanced metastatic castration-resistant prostate cancer (mCRPC) patients

•	Recently initiated Phase 2 portion of ProSTAR includes randomized testing of CPI-1205 in combination with enzalutamide versus enzalutamide alone, as well as CPI-1205 in combination with abiraterone

•	Initial update from Phase 2 portion of ProSTAR expected in second half of 2019

CAMBRIDGE, Massachusetts, April 1, 2019 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today presented results from the Phase 1b portion of the ProSTAR clinical trial of CPI-1205 at the American Association for Cancer Research (AACR) annual meeting in Atlanta. Poster CT094/18, ProSTAR: A phase 1b/2 study of CPI-1205, a small molecule inhibitor of EZH2, combined with enzalutamide (E) or abiraterone/prednisone (A/P) in patients with metastatic castration-resistant prostate cancer (mCRPC), was presented at the poster session starting at 1:00 PM EDT today. The Company will present two other posters highlighting its preclinical pipeline later in the AACR meeting.

“We are pleased to report the ProSTAR Phase 1b results,” said Adrian Senderowicz, Chief Medical Officer. “These results show clinical activity in subsets of a heterogeneous population of advanced mCRPC patients in combination with either abiraterone or enzalutamide. Activity was particularly noteworthy in patients taking CPI-1205 in combination with abiraterone, an agent where responses in second-line patients have historically been poor, and in AR-V7-negative patients. Based on the entirety of the results, we initiated the Phase 2 portion of the trial in late 2018 to better define the patient populations most likely to benefit from CPI-1205. We look forward to reporting initial Phase 2 data in the second half of 2019.”

The poster presentation included the following highlights from the Phase 1b portion of ProSTAR, using a February 6, 2019, data cutoff:

Baseline Characteristics

•	The Phase 1b portion of ProSTAR enrolled 36 patients: 20 in the CPI-1205 + abiraterone arm and 16 in the CPI-1205 + enzalutamide arm.

•	Each arm studied two different dose regimens of CPI-1205 as part of the combination: 800 mg three times daily or 400 mg twice daily + cobicistat (to block CYP3A4).

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The Phase 1b portion of ProSTAR was conducted in a heterogeneous patient population who had been treated with a variety of treatment regimens, including chemotherapy. As such, a significant proportion of patients had indicators of poor prognosis at baseline. Of the 36 patients enrolled, 13 (36%) were positive for Androgen Receptor Splice Variant 7, or AR-V7, isoforms (proteins with similar structures); 20 (56%) had unfavorable circulating tumor cell counts; 13 (36%) had previously received chemotherapy; and 18 (50%) had abnormal levels of lactate dehydrogenase (an enzyme in the blood that can indicate tissue damage, cancer, or some noncancerous conditions) at baseline.

Because patients without AR-V7 isoforms have tended to respond better to ARS inhibition than those with AR-V7 isoforms, and given the hypothesis that ARS inhibition acts synergistically with EZH2 inhibition, patients without AR-V7 isoforms may be more likely to benefit from the potential synergistic effect of CPI-1205 with ARS inhibitor therapy.

Clinical Activity

•	Clinical activity was observed in both the enzalutamide and abiraterone arms, including ≥50% PSA reductions and an objective response by RECIST 1.1 criteria.

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All PSA responses seen in the trial were ≥80%, deeper than the ≥50% reduction endpoint in the trial. All PSA responses were found in AR-V7-negative patients. Two out of 18 patients in the abiraterone arm achieved PSA reductions of more than 80%. Patients being treated with abiraterone after enzalutamide historically have been shown to achieve poor PSA responses and rapid time to disease progression. PSA responses are summarized below:

	≥80% PSA Reductions in AR-V7-Positive Patients	≥80% PSA Reductions in AR-V7-Negative Patients
CPI-1205 + abiraterone**	0/8* (0%)	2/10* (20%)
CPI-1205 + enzalutamide**	0/5 (0%)	3/11 (27%)

*	2 patients not evaluable for PSA response
**	Includes patients treated with CPI-1205 800 mg three times daily and CPI-1205 400mg twice daily + cobicistat

•	The majority of patients with measurable lesions achieved durable disease control during the study, as follows:

	Partial Response	Stable Disease	Disease Control Rate of Any Duration	Disease Control Rate ≥3 Months
CPI-1205 + abiraterone	0/8 (0%)	6/8 (75%)	6/8 (75%)	4/8 (50%)
CPI-1205 + enzalutamide	1/5 (20%)	2/5 (40%)	3/5 (60%)	3/5 (60%)

Several patients achieved disease control that exceeded or was approaching six months at the data cutoff while continuing therapy.

Safety

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CPI-1205 was generally well tolerated in combination with enzalutamide or abiraterone. The most common treatment-related adverse events (≥20%) were fatigue, diarrhea, and nausea, which were usually mild to moderate in severity and manageable with supportive care. In combination with enzalutamide, treatment-related adverse events ≥ Grade 3 included fatigue, nausea, and increased ALT (n=1; 6.3%, respectively). In combination with abiraterone, treatment-related adverse events ≥ Grade 3 included fatigue and increased ALT (n=1; 5%, respectively). For more details, please see the poster here.

Pharmacokinetics/Pharmacodynamics (PK/PD)

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Patients in two treatment arms were dosed with 800 mg of CPI-1205 three times daily with enzalutamide or abiraterone. Patients in the other two arms were dosed with 400 mg of CPI-1205 twice daily in combination with cobicistat, a CYP3A4 inhibitor, and enzalutamide or abiraterone. While the Company observed in the trial that cobicistat increased the exposure of CPI-1205, the Company did not observe meaningful differences in pharmacodynamics or efficacy compared to 800 mg of CPI-1205 three times daily without cobicistat. Therefore the recommended Phase 2 dose of CPI-1205 for ProSTAR Phase 2 was determined to be 800 mg three times daily.

Phase 2

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The Phase 1b portion of ProSTAR was designed primarily to study the safety, pharmacokinetics, pharmacodynamics, maximum tolerated dose, and a recommended Phase 2 dose of CPI-1205 with abiraterone and enzalutamide. Based on the Phase 1b data, the Company initiated the Phase 2 portion of ProSTAR in late 2018. The Phase 2 portion of the trial is evaluating CPI-1205 in combination with an ARS inhibitor as a second-line treatment for patients with mCRPC. The Company will collect and analyze biomarker and other translational data in Phase 2 to better define which patients may be most likely to respond to treatment with CPI-1205. Two randomized arms of Phase 2 are studying CPI-1205 in combination with enzalutamide versus enzalutamide alone.

In addition, because of the activity seen in the abiraterone arm in the Phase 1b portion of ProSTAR, the Company has also initiated a Phase 2 arm to evaluate CPI-1205 in combination with abiraterone in second-line mCRPC patients. According to a recent study by the laboratory of Dr. Kim Chi of the Vancouver Prostate Centre, few patients responded to treatment with abiraterone after experiencing disease progression on enzalutamide. For this reason, we have not instituted an additional control arm. In the Chi study, out of 101 patients receiving abiraterone after experiencing disease progression on enzalutamide, no patients achieved an 80% reduction in PSA levels and only 4% achieved a 50% PSA reduction.1 The patient population in the Chi study had baseline characteristics that are different from those in the Phase 1b portion of ProSTAR, and more similar to those that are expected to be in ProSTAR Phase 2. For example, unlike ProSTAR Phase 1b, in which patients had been previously treated with a range of therapies – including 36% who had received chemotherapy – ProSTAR Phase 2, like the Chi study, is enrolling only patients receiving second-line therapy with no prior chemotherapy in order to focus on activity in that patient population.

•	The Company expects to provide an initial update from the Phase 2 portion of ProSTAR in the second half of 2019.

For more information on the Phase 1b portion of ProSTAR, please see the poster here.

[1]

D Khalaf et al., Phase 2 randomized cross-over trial of abiraterone + prednisone (ABI) vs enzalutamide (ENZ) for patients (pts) with metastatic castration resistant prostate cancer (mCRPC): results for 2nd-line therapy, poster presented at 2018 American Society of Clinical Oncology meeting.

Discovery Pipeline

Constellation is presenting two additional posters at the American Association for Cancer Research meeting that speak to the depth and breadth of the Company’s product pipeline and its expertise in epigenetics. Poster 4351/11, Single-cell RNA sequencing reveals transcriptomic heterogeneity in response to epigenetic inhibitors, will be presented at the 1PM-5PM EDT poster session on April 2. Poster 4722/12, Efficacy of novel EP300/CBP histone acetyltransferase inhibitor in hormone responsive breast cancer, will be presented at the 8AM-12PM EDT poster session on April 3.

About ProSTAR

ProSTAR is an open-label Phase 1b/2 clinical trial of CPI-1205, a potent and highly selective small-molecule EZH2 inhibitor, in patients with metastatic castration-resistant prostate cancer (mCRPC) in the second-line setting. The ProSTAR study is evaluating CPI-1205 in combination with either enzalutamide or abiraterone / prednisone (“abiraterone”), which are androgen receptor signaling (ARS) inhibitors, in mCRPC patients who experienced disease progression while receiving the other ARS inhibitor.

About mCRPC

Metastatic castration-resistant prostate cancer (mCRPC) is an advanced form of prostate cancer and is defined by disease progression despite treatment with androgen depletion therapy (ADT). mCRPC may present as one or any combination of the following: a continuous rise in serum levels of PSA, progression of known metastases, or appearance of new metastases. Prognosis is associated with several factors, including the ability to perform certain daily activities and the presence of bone pain. Additional symptoms commonly include anemia (low levels of healthy red blood cells), weight loss, fatigue, hypercoagulability (abnormal blood coagulation), and increased susceptibility to infection. mCRPC presents as a spectrum of disease, ranging from patients without symptoms but rising PSA levels despite ADT to patients with metastases and significant debilitation.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the implications of preliminary clinical data, the development status of the Company’s product candidates, the Company’s plans for future data presentations, its anticipated achievement of milestones, including determination of proof of concept and its financial guidance regarding the period in which it will have capital available to fund its operations. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; whether preliminary or interim results from a clinical trial will be predictive of the final results of the trial; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205, CPI-0610 and its other product candidates; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205, CPI-0610, CPI-0209, and other product candidates are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com